Exhibit 99.1

United States Antimony Corporation Executes Antimony Supply
Agreement with New Industrial Customer
for a Term of up to Five Years

Contract Value ~ $106.7 Million

“The Critical Minerals and ZEO Company”

~ Antimony, Cobalt, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / November 11, 2025 – United States Antimony Corporation (“USAC,” “US Antimony,” the “Company”), (NYSE American:UAMY) (NYSE Texas:UAMY), announced today, the execution of a new supply agreement with a U.S. industrial fabric manufacturer, for the purchase of antimony trioxide, a key ingredient in flame retardant materials that are essential to the customer’s industrial fabrics business. This new contract reinforces both parties’ commitment to supply security within the USA and to the adoption of USAC’s increased production volumes beginning early next year.

Under the terms of the agreement, USAC will supply this customer, which wishes to remain anonymous, with antimony trioxide to meet stringent technical specifications. USAC’s finished material was tested earlier this year to verify that these specifications can be met. The definitive contract term is five (5) years, with renewal up to five (5) additional years, for a value of up to $106.7 million in the first five year term.

This agreement reflects a deliberate move by a large U.S. industrial customer to anchor its critical supply chain within domestic borders. By sourcing antimony trioxide from USAC, the customer reduces exposure to international supply disruptions, shipping and certain out of market pricing volatility, and geopolitical dependencies. It signals a broader industrial policy trend toward reshoring critical mineral supply chains to reinforce both economic resilience and national security. For USAC, this contract represents a strategic commercial foothold with a high-volume, long-term and stable domestic customer, supporting the revitalization of U.S. manufacturing capacity and ensuring continuity of demand that strengthens both companies’ operational stability.

This new relationship represents a key milestone in restoring and strengthening domestic industrial collaboration for USAC with a significant industrial customer. “We are proud to partner with a major U.S. manufacturer that shares our vision of an integrated, reliable, American supply chain,” said United States Antimony Corporation Chairman and CEO, Gary C. Evans. “Coupled with our recently announced sole-source five-year contract with the Defense Logistics Agency (DLA) in the amount of $245 Million (see press release dated September 23, 2025), our Company’s current contracted pipeline of orders exceeds $351 Million. No other antimony company can make this statement. We believe this new contract demonstrates the growing movement among U.S. suppliers and industrial companies to join forces in rebuilding and securing domestic supply chains to strengthen the backbone of American innovation and infrastructure.”

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," “U.S. Antimony,” the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S. and Canada. The Company processes third party ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its ZEO facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. During 2024 and 2025, the Company began acquiring mining claims and leases located in Montana, Alaska and Ontario, Canada in an effort to expand its operations as well as its product offerings.

Learn more about United States Antimony Corporation at www.usantimony.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals, and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Investor Relations Contact:	Media Relations Contact:

Jonathan Miller, VP, Investor Relations	Anthony D. Andora
4438 W. Lovers Lane, Unit 100	Edge Consulting, Inc.
Dallas, Texas 75209	1560 Market Street, Ste. 701
E-Mail: Jmiller@usantimony.com	Denver, Colorado 80202
Phone: 406-606-4117	E-Mail: Anthony@EdgeConsultingSolutions.com
Phone: 720-317-8927